EXHIBIT 10.2

DIRECTOR’S AGREEMENT

The undersigned Director, Bennett Buchanan, (“the undersigned”), appointed by the Board of Directors of Simlatus Corporation agrees to serve on the above company’s Board of Directors from March 1, 2021 through 12/31/2021 to the date of the Shareholders’ Annual Meeting.

In exchange for serving in this capacity, the undersigned is hereby granted $25,000 of Preferred Series A shares of the company at a price of $1.79 per share for a total of 13,966 shares and pursuant with the Certificate of Designation for conversion rights of said shares. These shares are restricted and cannot be sold or otherwise transferred by the undersigned except as provided by law, and in no event, prior to the maturity date of six (6) months.

The undersigned agrees to remain a Director of the company for the time period above. If he or she does not serve as a Director for the first six (6) months from the time period above (unless due to an Act of God or his/her long-term incapacitation), then the undersigned agrees to return all of the shares listed above to the Company immediately upon his/her resignation or dismissal from the Board. The Company will not dismiss the undersigned without cause, and with notice and an opportunity for the undersigned to be heard by the Board first.

The undersigned is entitled to $250.00 for attending each Directors meeting and as arranged for any tele-conference or video meeting, meeting-without-notice proceeding, or other official meeting or action of the Board (such as the consideration and passage of a Board Resolution) for which he signs a Waiver of Notice and Consent.

The undersigned pledges his best efforts and promises to conduct himself in a professional manner in carrying out the duties as a Director of the company. The undersigned promises not to divulge to others and will not use confidential or proprietary information of SIML for his/her or anyone else’s gain (during or after the time in which the undersigned is a company Director). Unless as otherwise approved in advance by the SIML Board of Directors, the undersigned promises that he or she will not serve as a director, officer, employee, agent or consultant to any competing business enterprise of SIML’s during the time in which he or she is a Director of the company.

It is understood that the company does not have errors and omissions insurance for management as of the date of this Agreement, and that the Director is responsible to obtain said insurance.

The company will pay the reasonable expenses of the undersigned in carrying out his duties as a Director; however, any expenses in excess of $25.00 must be approved in advance by company. Except to the extent not allowed by Nevada law, the company hereby holds the undersigned harmless from liability to the company, its shareholders and any third parties for acts and omissions while a Director of the company and further agrees to indemnify and defend the undersigned in the event of any action taken by the company, its shareholders or third parties against the undersigned in his or her position as Director of the company.

Any disputes arising from this Agreement not resolved by the parties in a good faith, timely manner shall be arbitrated within Nevada County, California under the rules and procedures of the American Arbitration Association. Attorney fees and costs are to be awarded to the prevailing party.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

Richard Hylen, Chairman

Jef Lewis, CEO and Director

Samuel Berry, Director and COO